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Exhibit 99.1
AXT, Inc. Fourth Quarter and Year End 2020 Results
February 18, 2021
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AXT, Inc. Announces Fourth Quarter and Fiscal Year 2020 Financial Results
Revenue Grows 15 Percent Year on Year

FREMONT, Calif., February 18, 2021 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the fourth quarter and fiscal year, ended December 31, 2020.

Management Qualitative Comments

“2020 was a year of solid improvement for AXT, capped off by strong indium phosphide growth in Q4, which is typically a seasonally down quarter,” said Morris Young, chief executive officer. “We completed the relocation of our gallium arsenide manufacturing, elevated our business and manufacturing processes to meet Tier-1 standards, and expanded capacity in response to increasing demand. Now, with the gathering momentum of 5G and its related technologies, the technology progression in data center connectivity, and new applications emerging in healthcare and consumer devices, we believe AXT is in a strong position to lead our industry and enable many of the defining trends of the coming decade.”

Fourth Quarter 2020 Results

●	Revenue for the fourth quarter of 2020 was $27.0 million, compared with $25.5 million in the third quarter of 2020 and $18.4 million for the fourth quarter of 2019.

●	Gross margin was 34 percent of revenue for the fourth quarter of 2020, compared with 35 percent of revenue in the third quarter of 2020 and 21 percent for the fourth quarter of 2019.

●	Operating expenses were $7.2 million in the fourth quarter of 2020, primarily due to substantial investment in R&D and year-end employee bonuses. This compares with $6.6 million in the third quarter of 2020 and $6.7 million for the fourth quarter of 2019.

●	Operating income for the fourth quarter of 2020 was $1.9 million, compared with operating income of $2.2 million in the third quarter of 2020 and an operating loss $2.8 million for the fourth quarter of 2019.

●	Net income in the fourth quarter of 2020 was $2.1 million, or $0.05 per share, compared with net income of $1.0 million or $0.02 per share in the third quarter of 2020, and a net loss of $2.0 million or $0.05 per share for the fourth quarter of 2019.

AXT, Inc. Fourth Quarter and Year End 2020 Results
February 18, 2021

Fiscal Year 2020 Results (January 1 to December 31, 2020)

●	Revenue for fiscal year 2020 was $95.4 million, an increase of 15 percent from $83.3 million in fiscal year 2019.

●	Gross margin for fiscal year 2020 was 32 percent of revenue, up from 30 percent of revenue in fiscal year 2019.

●	Operating expenses for fiscal year 2020 were $26.3 million, compared with $25.1 million in fiscal year 2019.

●	Operating income for fiscal year 2020 was $3.9 million compared with an operating loss in fiscal 2019 of $0.3 million.

●	Net income for fiscal 2020 was $3.2 million, or $0.07 per share, compared with a net loss of $2.6 million, or $0.07 per share for fiscal 2019.

STAR Market Listing Update

AXT previously announced on November 16, 2020 a strategic plan to access China’s capital markets and progress to an initial public offering by Beijing Tongmei Xtal Technology Co., Ltd. (“Tongmei”), its wafer manufacturing company in China, on the Shanghai Stock Exchange’s Sci-Tech innovAtion boaRd (the “STAR Market”). The first major step in this process is engaging reputable private equity firms in China to invest funds in Tongmei.

In January 2021, AXT completed the private equity investment funding in Tongmei. A number of private equity firms have invested approximately $49 million in exchange for an approximately 7.28 percent minority interest in Tongmei.

The process of going public on the STAR Market includes several periods of review and, therefore, is a lengthy process. Tongmei expects to accomplish this goal in mid-2022. AXT has posted a brief summary of the plan and the process on its website at www.axt.com.

Conference Call

The company will host a conference call to discuss these results today at 1:30 p.m. PT. The conference call can be accessed at (844) 892-6598 (passcode 5773028). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (855) 859-2056 (passcode 5773028) until February 24, 2021. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call.

AXT, Inc. Fourth Quarter and Year End 2020 Results
February 18, 2021

Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 438-4700.

About AXT, Inc.

AXT is a material science company that develops and manufactures high-performance compound and single element semiconductor substrate wafers comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge). The company’s substrate wafers are used when a typical silicon substrate wafer cannot meet the performance requirements of a semiconductor or optoelectronic device. End markets include 5G infrastructure, data center connectivity (silicon photonics), passive optical networks, LED lighting, lasers, sensors, power amplifiers for wireless devices and satellite solar cells. AXT’s worldwide headquarters are in Fremont, California where the company maintains sales, administration and customer service functions. AXT has its Asia headquarters in Beijing, China and manufacturing facilities in three separate locations in China. In addition, as part of its supply chain strategy, the Company has partial ownership in ten companies in China producing raw materials for its manufacturing process. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding completing other preliminary steps in connection with the proposed listing of shares of Tongmei on the STAR Market, being accepted to list shares of Tongmei on the STAR Market and the timing and completion of such listing of shares of Tongmei on the STAR Market. Additional examples of forward-looking statements include statements regarding the market demand for our products, our growth prospects and opportunities for continued business expansion, including technology trends and new applications, our market opportunity, our ability to lead our industry, our relocation and our expectations with respect to our business prospects and financial results. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: the withdrawal, cancellations or requests for redemptions by private equity funds in China of investments in Tongmei, the administrative challenges in satisfying the requirements of various government agencies in China in connection with the investments in Tongmei and the listing of shares of Tongmei on the STAR Market, continued open access to companies to list shares on the STAR Market, investor enthusiasm for new listings of shares on the STAR Market and geopolitical tensions between China and the United States. Additional uncertainties and factors include, but are not limited to: the timing and receipt of significant orders; the cancellation of orders and return of product; emerging applications using chips or devices fabricated on our substrates; end-user acceptance of products containing chips or devices fabricated on our substrates; our ability to bring new products to market; product announcements by our competitors; the ability to control costs and improve efficiency; the ability to utilize our manufacturing capacity; product yields and their impact on gross margins; the relocation of manufacturing lines and ramping of production; possible factory

AXT, Inc. Fourth Quarter and Year End 2020 Results
February 18, 2021

shutdowns as a result of air pollution in China; COVID-19 or other outbreaks of a contagious disease; tariffs and other trade war issues; the financial performance of our partially owned supply chain companies; policies and regulations in China; and other factors as set forth in the company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission. Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, Inc. Fourth Quarter and Year End 2020 Results
February 18, 2021

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Revenue	$27,035	$18,410	$95,361	$83,256
Cost of revenue	17,873	14,545	65,086	58,431
Gross profit	9,162	3,865	30,275	24,825
Operating expenses:
Selling, general and administrative	5,081	5,058	19,200	19,305
Research and development	2,162	1,607	7,135	5,834
Total operating expenses	7,243	6,665	26,335	25,139
Income (loss) from operations	1,919	(2,800)	3,940	(314)
Interest income (expense), net	(41)	2	(179)	217
Equity in income (loss) of unconsolidated joint ventures	354	(226)	111	(1,876)
Other income, net	260	1,002	3,200	947
Income (loss) before provision for (benefit from) income taxes	2,492	(2,022)	7,072	(1,026)
Provision for (benefit from) income taxes	108	(214)	2,031	562
Net income (loss)	2,384	(1,808)	5,041	(1,588)
Less: Net income attributable to noncontrolling interests	(320)	(241)	(1,803)	(1,012)
Net income (loss) attributable to AXT, Inc.	$2,064	$(2,049)	$3,238	$(2,600)
Net income (loss) attributable to AXT, Inc. per common share:
Basic	$0.05	$(0.05)	$0.08	$(0.07)
Diluted	$0.05	$(0.05)	$0.07	$(0.07)
Weighted-average number of common shares outstanding:
Basic	40,678	39,636	40,152	39,487
Diluted	42,042	39,636	41,025	39,487

AXT, Inc. Fourth Quarter and Year End 2020 Results
February 18, 2021

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31,	December 31,
	2020	2019

ASSETS
Current assets:
Cash and cash equivalents	$72,602	$26,892
Short-term investments	240	9,427
Accounts receivable, net	24,558	19,031
Inventories	51,515	49,152
Prepaid expenses and other current assets	15,603	8,703
Total current assets	164,518	113,205
Long-term investments	5,726	—
Property, plant and equipment, net	115,825	97,403
Operating lease right-of-use assets	2,683	2,938
Other assets	10,110	9,803
Total assets	$298,862	$223,349
LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,669	$10,098
Accrued liabilities	15,995	11,681
Bank loan	10,411	5,747
Total current liabilities	39,075	27,526
Long-term portion of royalty payments	1,209	—
Noncurrent operating lease liabilities	2,374	2,695
Other long-term liabilities	672	366
Total liabilities	43,330	30,587

Redeemable noncontrolling interests	47,563	—

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	42	41
Additional paid-in capital	230,381	236,957
Accumulated deficit	(44,545)	(47,783)
Accumulated other comprehensive income (loss)	3,209	(4,862)
Total AXT, Inc. stockholders’ equity	192,619	187,885
Noncontrolling interests	15,350	4,877
Total stockholders’ equity	207,969	192,762
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$298,862	$223,349